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                                                                    Exhibit 10.1


                            LEXFORD RESIDENTIAL TRUST
                     Non-Employee Trustee Retirement Program


o Overview. The Lexford Residential Trust Non-Employee Trustee Retirement Program (the "Program") provides each eligible trustee with an opportunity to obtain a retirement package in connection with his voluntary resignation from the Board of Trustees ("Board").

o Eligibility. Each non-employee trustee, other than the Chairman and Stanley R. Fimberg, is eligible to participate in the Program subject to the election requirements described below. However, no more than five trustees will be permitted to participate.

o Election Requirements. To participate in the Program, an eligible trustee must submit a written election to resign from the Board prior to the earlier of: (a) April 15, 1998; and (b) the date as of which the maximum number of trustees have elected to participate. Participation is completely voluntary.

o    Program Benefits.

            - Trustee Fees. Each trustee participating in the Program will be entitled to the full amount of the trustee annual retainer payment on account of the second calendar quarter of 1998 (being $3,750.00) as well as the $1,000.00 meeting fee for the Board of Trustees meeting to be held on April 16, 1998 immediately following completion of the Program; provided, that the retiring Trustee attends such meeting. All such fees will, in turn, be applied in accordance with the retiring trustee's outstanding election to participate in the Non-Employee Trustee Restricted Stock Plan.

            - Cash Payment. Each trustee participating in the Program will receive a cash payment of $225,000 ("Cash Payment") as soon as practicable following his resignation. This payment recognizes that: (a) the trustee faces significant income tax liability with respect to awards under Lexford Residential Trust's equity compensation agreements; and (b) the "lock up" requirements imposed by the underwriters will limit the trustee's ability to liquidate shares to cover this tax liability. In addition, each trustee participating in the Program may elect to cause Lexford Residential Trust (the "Company") to apply all or any part of the Cash Payment towards the purchase of the Company's common shares of beneficial interest ("Shares") which purchased Shares will be contributed to the Company's Executive Deferred Compensation Rabbi Trust ("Rabbi Trust") for the benefit of such trustee. The participating trustee's receipt of such purchased shares will be
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              deferred in accordance with the trustee's election as provided for under "Rabbi Trust Participation" below.

            - Performance Equity Plan. Each trustee participating in the
              Program will become fully vested in his nonvested awards (11,000 Shares) under the 1997 Performance Equity Plan ("Performance Equity Plan").

            - Stock Options. Each trustee participating in the Program will become fully vested in his nonvested stock options (the options to purchase 4,000 Shares awarded in 1997).

            - Rabbi Trust Participation. Each trustee participating in the
              Program will be given the opportunity to elect to continue the deferral in the Rabbi Trust of receipt (and taxation) of Shares issued for his benefit under the Performance Equity Plan as well as any Shares purchased for his account with the proceeds of the Cash Payment for a period not to exceed five years.

            - Vesting of Shares previously purchased through Non-Employee
              Trustee Restricted Stock Plan. Notwithstanding the three year vesting requirement for Shares purchased pursuant to the terms of the Non-Employee Trustee Restricted Stock Plan, each trustee participating in the Program will become entitled to full and immediate vesting of all Shares issued to such trustee pursuant to his previous election made under the Non-Employee Trustee Restricted Stock Plan.

            - Administration. The Program will be administered and interpreted in accordance with rules established by the Special Independent Committee of the Board of Trustees (Messrs. Bartling, Holder and Fimberg) appointed March 26, 1998 to promulgate the Program.